REPORT FOR

NORTH STATE BANCORP SHAREHOLDERS

WINTER 2009-2010

NORTH STATE BANCORP

Experience relationship banking.

To our SHAREHOLDERS,

CUSTOMERS, & FRIENDS:

YEARS FROM NOW, I am sure much will be written about 2008 and 2009. The causes and effects of the worst recession in generations will be discussed, with analysis of businesses that overcame these challenges and grew bigger and better, while some companies decided enough was enough. As we close the year, I believe North State Bank can summarize 2009 with the following: We learned. We adapted. We made hard decisions. We grew. And yes, we were profitable.

We must all realize the impact of this great recession. As one writer proclaimed, “The future isn’t what it used to be.” Although the future has changed, I am more confident than ever about our Company vision, which has enabled us to maintain an intense focus on our core businesses as we strive to do better at what we already do best. We will continue to operate our Bank and make decisions with an emotional fortitude, enabling us to understand all risks cannot be eliminated, but odds can be managed. This vision makes it easier to navigate in uncertain and choppy waters.

As our people have learned and will continue to learn at deeper levels, we must continue to have a laser-like focus on value creation. Specifically, all the work we do must create value for all of our stakeholders, all of the time. This requires us to ask ourselves, “What are we really here for?” If the work being done does not align with value creation, then we should stop and transfer our energy to things that create value.

We must use our heads, hearts, and guts as leaders to forge ahead and make our future brighter. This means confronting reality instead of denying it. As Sigmund Freud so aptly said, “Denial is knowing; but not knowing.” We must know what the risks are and confront them decisively in order to operate our Bank at a higher level.

To have faced these recent adverse conditions boldly and effectively is both rewarding and reassuring. While our results are not where we would like them to be, we know that maintaining nine years of profitability is an achievement of which our staff and shareholders can be proud, and we plan to build on that in 2010.

North State reported net income at year-end 2009 of $1.1 million, which is $1.3 million less than the $2.4 million reported at year-end 2008. Diluted earnings per share were $0.15 for 2009 compared to $0.32 for 2008.

For the year ended December 31, 2009, North State Bancorp reported total assets of $679.4 million compared to total assets of $687.6 million at December 31, 2008, a decrease of $8.2 million. Total deposits and total loans as of December 31, 2009, were $606.9 million and $521.8 million, respectively, compared

SHAREHOLDER LETTER continues on next page

WELCOME: NORTH STATE BANK MORTGAGE!

EARLY IN 2010, we announced North State Bank’s purchase of Affiliated Mortgage, a Raleigh, NC-based mortgage company. So, we are starting the year with a new division – North State Bank Mortgage.

“Our intent has always been to be a full-service community bank and this acquisition allows us to do so by enhancing our services to new and existing homeowners,” commented Larry D. Barbour. “Like North State, Affiliated has a rich history of offering competitive products and superior, personal service.”

Ken Sykes, formerly managing partner for Affiliated, will head the new division as president of North State Bank Mortgage. A veteran in the mortgage industry, Ken led Affiliated from its modest beginnings in 1994 as an in-house lender with York Simpson Underwood Real Estate to what is now a mature mortgage lending firm that both funds and underwrites mortgages.

MORTGAGE continues on page 3

Margaret Pattison, chief mortgage officer, and Ken Sykes, division president

FOURTH QUARTER REPORT 2009

SHAREHOLDER LETTER continued from previous page

to total deposits and total loans at December 31, 2008, of $612.7 million and $546.4 million, respectively. The reduction in total assets and total deposits is the result of the Company's efforts to reduce non-core fundings, specifically brokered deposits, which decreased $55.6 million during the year. Core deposits, which primarily includes demand deposit and money market accounts for our customers, increased by $41.4 million for the same period.

As always, our Bank will never be satisfied with non-relational deposits such as brokered deposits. At the present time our non-interest bearing deposits represent approximately 18% of our average deposits, which is one of the highest percentages in North Carolina. This reflects well upon our Bank's ability to grow relationships instead of funding loan growth with deposits from various sources.

The decrease in net income for 2009 can be attributed to overall economic and marketplace conditions. This environment caused all banks to pay significantly higher premiums to the Federal Deposit Insurance Corporation (FDIC). In addition, we reported a larger than normal provision for loan losses, which we deemed prudent as we continue to work with our customers who are honorably struggling during this deep recession. The FDIC insurance premiums were $1,765,697 in 2009, compared to $396,000 in 2008. The provision for loan losses totaled $5.7 million for 2009, compared to $2.8 million for 2008, an increase of 103.6%, which has enabled the Bank to prepare for potential loan losses.

Among the many reasons I am confident about the future is the success of our new Bank division, *Community*PLUS. The new division brought our service to community association management companies to a higher level and we saw its deposits grow to $181 million as of this writing compared to $112 million at the end of 2008.

We also remain committed to the communities we serve. In the summer of 2009, *North State Bank's Summer Salute for Hospice of Wake County* raised $125,000 in net proceeds to benefit this wonderful organization, bringing our cumulative total to $743,000 since the event's inception six years ago.

As we continue to face the challenges of 2010, we are able to do so with a strong capital base, more than adequate liquidity, strong core earnings, and an intense focus on the asset quality of our Bank. We look forward to celebrating our 10th year of operation in June and will share more about that with you at a later time.

If we can be of service to you in any way, please let us know.

Very cordially,

Larry D. Barbour
President and CEO

(Unaudited)

Summary Balance Sheet
As of December 31, 2009
(in thousands)

ASSETS	
Cash, due from banks	$ 8,096
Interest-earning deposits with banks	50,987
Certificates of deposit with banks	50,196
Federal funds sold	–
Investment securities:	
Available for sale at fair value	23,398
Held to maturity	750
Loans less allowance ($8,581)	513,228
Other assets	32,774
Total assets	**$ 679,429**
LIABILITIES AND SHAREHOLDERS' EQUITY	
Demand deposits	$ 104,904
Interest-bearing deposits	501,984
Total deposits	606,888
Other borrowings	33,393
Other liabilities	2,982
Total liabilities	$ 643,263
SHAREHOLDERS' EQUITY	
Total shareholders' equity	36,166
Total liabilities and shareholders' equity	**$ 679,429**

Summary Statement of Income and Expense
For the quarter and year ended December 31, 2009
(in thousands except per share data)

	Quarter	Year-to-Date
Interest income	$ 7,948	$ 33,440
Interest expense	2,261	11,846
Net interest income	5,687	21,594
Provision for loan losses	2,086	5,710
Net interest income after provision for loan losses	3,601	15,884
Noninterest income (loss)	(501)	534
Noninterest expenses	3,718	14,503
Net income (loss) before income taxes	(618)	1,915
Income tax expense (benefit)	(229)	817
Net income (loss)	**$ (389)**	**$1,098**
Basic Earnings (Loss) per share	**$ (0.05)**	**$0.15**
Earnings (loss) per diluted share	**$ (0.05)**	**$0.15**

Significant Ratios
For the quarter and year ended December 31, 2009

	Quarter	Year-to-Date
Return on average assets	(.23)%	0.16%
Return on average equity	(4.13)%	2.97%
Efficiency ratio	71.69%	65.54%
Nonperforming loans *(in thousands)*	$18,848	$18,848
Ratio of allowance for loan losses to nonperforming loans	0.46x	0.46x
Allowance for loan losses to loans	1.64%	1.64%

The information as of and for the quarter and year ended December 31, 2009, as presented, is unaudited. This newsletter contains forward-looking statements. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including our ability to manage growth, our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the company's SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the company.

HELP MAKE HISTORY:

BRING THE 1ST CHILDREN’S HOSPITAL TO WAKE COUNTY

WAITING. IT IS HARD ENOUGH to wait on the little things in life . . . the mechanic to fix your car, the waitress to take your order, and the red light that is keeping you from getting home. But, there are times in life when no one should have to wait. One of those times is when a child needs medical care.

WakeMed has taken the lead in solving this problem with a commitment to bring the first children’s hospital to Wake County. Currently under construction and scheduled to open this year, the hospital will be located on the fourth floor of WakeMed’s new patient tower. As the hospital begins the second year of a $20 million dollar capital campaign, funds raised stand at over $6.6 million with 2,600 people helping to move this cause forward.

North State Bank joins WakeMed in asking you to consider contributing to the Just for Kids Kampaign. “The explosive growth our county has enjoyed has been good for citizens and businesses alike,” said North State President, Larry D. Barbour. “But with all the positives, it did create gaps in our infrastructure – such has getting timely medical care to children who need it. Our community, and specifically our children, needs this hospital.”

By donating to the Just for Kids Kampaign, you’ll help bring the following resources to Wake County:

34,000 sq. ft. children’s hospital occupying the entire fourth floor of a new patient tower scheduled to open in late May.

A new inpatient unit with 25 private, kid-friendly rooms, plus pediatric inpatient beds in the physical rehabilitation hospital.

A new, state-of-the-art Pediatric Intensive Care Unit, staffed by full-time pediatric intensivists (specialists in the care of critically ill children).

An observation bed unit for children requiring less than a 24-hour stay.

Level IV Intensive Care Nursery expansion to keep pace with the growth of the community and the region.

If you would like to learn more or contribute to the campaign, visit www.childrencantwait.org.

WakeMed Foundation

Just For Kids Kampaign

WELCOME TO THE TEAM: NEW LOCAL BOARD MEMBERS

North State Bank’s Local Boards play an important role in helping the Bank reach its goals. Please join us in welcoming our newest local board members and thanking them for their commitment to helping us grow.

William T. Barker, Jr.

Raleigh Local Board

Owner and Founder of Barker Realty

Bernadette M. Spong

West Raleigh Local Board

Senior Vice President of Finance and Chief Financial Officer for Rex Healthcare

Judy M. Stephenson

Garner Local Board

Former Executive Vice President and Business Development Officer for North State Bank (retired)

MORTGAGE continued from page 1

North State Bank Mortgage will hit the ground running, fully-staffed with a team of talented individuals who work together to provide a seamless experience for each borrower. “The foundation of our success is built on our customer service model,” stated Ken. “Mortgages are more than just funding for a real estate transaction to customers – it’s their home. It’s the place where their kids will grow up; they’ll hang their family photos; and, celebrate birthdays. It is this perspective that drives our staff.” North State Bank Mortgage will continue other service standards that helped Affiliated enjoy success, such as providing loan packages two days before closing, and the commitment to process mortgages in as little as 30 days. “These ‘claims to fame’ are really differentiation points between us and our competitors,” Ken continued.

Meet one of the new mortgage officers by stopping in the North Hills, North Raleigh, West Raleigh or Garner North State Bank locations.

NORTH STATE BANCORP®

Experience relationship banking.

PRST STD

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PAID

Raleigh, NC Permit No. 2214

P.O. Box 18367 Raleigh, NC 27619

To update your mailing address contact Kirk Whorf at

919-645-2707 or via email at

kwhorf@northstatebank.com.

SAVE THE DATES!

North State Bank Summer Salute

for Hospice of Wake County

Saturday, May 29th

North State Bancorp

Annual Shareholder Meeting

Thursday, June 3rd

North State Bank / Raleigh, NC 919.855.9925

northstatebank.com

EQUAL HOUSING

LENDER

Backed by the full faith and credit of the United States government

Each depositor insured to at least $100,000

FDIC

Federal Deposit Insurance Corporation www.fdic.gov

IT’S ALL ABOUT THE NUMBERS:

MEET THE LOAN OPERATIONS TEAM

l to r: Sangeeta Shah, Dawn Thompson, Mary Duke, Frances Roberts, Susie Peoples, Christy Jackson, and Dolores Schmitz. Not pictured: Brenda Smith.

THE NUMBERS ARE IMPRESSIVE: processing over 1,300 loans and modifications representing $433 million dollars loaned to people in the communities we serve – and that’s just in 2009. But, that’s all in a years-work for a team of eight dedicated, hard-working experts in North State Bank’s loan operations department.

Think of the loan operations team as the “man behind the curtain” so to speak. Their work at North State’s Fall of the Neuse operations center is the fuel that enables loan officers to make things happen.

Six full-time and two part-time employees make up the loan operations team, which is led by nine-year North State Bank veteran Frances Roberts, who serves as vice president and loan operations manager. “We work hard, but have a great time along the way,” shared Frances.

“Our customers are the Bank’s loan officers and staff. And we love serving our customers,” explained Frances. “We take pride in our part of helping borrowers realize their goals.”

According to Sandra Temple, North State Bank executive vice president and chief operations officer, “The loan operations team touches every part of the loan process. From creating loan documents; to setting up borrowers on our operating system; to, perhaps most importantly, ensuring the Bank has all of the information needed to process the loan in accordance with our policies and with federal regulation – they do it all. Their behind the scenes work is critical to the Bank’s success.”

Frances also shares, “There is always something new to learn or experience. Right now, we are looking forward to working with our new counterparts in the Mortgage division.”